EXHIBIT 3.1
                                       E-5

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            COMSTOCK RESOURCES, INC.

     FIRST: That the name of the corporation is Comstock Resources, Inc.

     SECOND: That the resident agent of the corporation shall be Prentice-Hall Corp. System, and the street address of the corporation's resident agent is 502
E. John Street, Carson City, Nevada 89706.

     THIRD: The nature of the business, or objects, or purposes proposed to be transacted, promoted or carried on by this corporation are as follows: to engage in any legal activity.

     FOURTH: That the amount of the total of the authorized capital stock of the corporation is Thirty-five Million (35,000,000) shares, of which Thirty Million (30,000,000) shares are Common Stock, Fifty Cents ($.50) par value per share, and Five Million shares (5,000,000) are Preferred Stock, Ten Dollars ($10.00) par value per share. The shares of Common Stock shall be identical in all respects and shall have one vote per share on all matters on which stockholders are entitled to vote. The Preferred Stock may be issued in one or more series; shares of each series shall be identical in all respects and shall have such voting, dividend, conversion and other rights, and such preferences and privileges, as may be determined by resolution of the Board of Directors of the corporation.

     FIFTH: The name of place of residence of each of the incorporators are
     James B. Schryver                  P.O. Box 431
                                        Virginia City, NV 89440

     Peter G. Leonard                   P.O. Box 431
                                        Virginia City, NV 89440

     Patricia Mathis                    2600 Baker Drive
                                        Carson City, NV 89701

     SIXTH: The corporation is to have perpetual existence.

     SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

     EIGHTH: The number of directors of the corporation shall be as fixed and may be altered from time to time as may be provided in the Bylaws. In case of any increase in the number of directors, the additional directors may be elected by the directors or by the stockholders at an annual or special meeting, as shall be provided in the Bylaws. The first Board of Directors of the corporation are as follows:

     James B. Schryver                  P.O. Box 431
                                        Virginia City, NV 89440

     Barry Standing                     P.O. Box 26712
                                        San Francisco, CA 94126

     F.R. Breen                         232 Court Street
                                        Reno, NV 89501

     S.L. Ziegler                       8 Swift Court
                                        Mill Valley, CA 94941

     F.B. Leonard                       232 Forest Avenue
                                        Glen Ridge, NJ 07028

     R.F. Tobin                         160 El Monte Court
                                        Los Altos, CA 94022

     D.B. Edmondo                       10 Tweed Terrance
                                        San Rafael, CA 94901

     NINTH: The directors from time to time may determine whether and to what extent, and at what time and places and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or books or document of the corporation, unless expressly so authorized by statute or by resolution of the stockholders or the directors.

     The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the capital stock of the corporation which is represented in person or by proxy at such meeting (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders, as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of director's interest, or for any other reason.

     The directors shall also have power, without the assent or vote of the stockholders, to make and alter Bylaws of the corporation; to fix the times for the declaration and payment of dividends; to fix and vary the amount to be served as working capital; to authorize and cause to be executed, mortgages and liens upon all the property of the corporation, or any pay thereof, and from time to time to sell, assign, transfer, pledge or otherwise dispose of any or all its property; to determine the use and disposition of any surplus or net profits over and above the capital stock paid in, and in their discretion, the directors may use and apply any such surplus or accumulated profits in purchasing or acquiring the bonds or other obligations or shares of capital stock of the corporation, to such extent and in such manner and upon such terms as the directors shall deem expedient; but shares of such capital stock so purchased or acquired may be resold unless such shares shall have been retired for the purpose of decreasing the corporation's capital stock as provided by law.

     In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of the State of Nevada, of this certificate, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been made.

     TENTH: That to the fullest extent permitted under the laws of the State of Nevada, no director or officer of the corporation shall be liable to the corporation or is stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the provisions of this Article Ninth shall not eliminate or limit the liability of any director for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (2) the payment of dividends in violation of Nevada Revised Statue 78.300.

                                       E-7